                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                PS GROUP, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                                      N/A
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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    Item 22(a)(2) of Schedule 14A.

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    14a-6(i)(3).

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        pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

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Notes:

NEWS RELEASE

[LOGO OF PS GROUP INC.]

FOR IMMEDIATE RELEASE
- ---------------------


PS GROUP, INC. REPORTS NET INCOME FOR FIRST QUARTER OF 1996

     SAN DIEGO, CA, MAY 1, 1996 -- PS Group, Inc. (NYSE Symbol: PSG) reported net income for the first quarter of 1996 of $871,000 - $.14 per share - compared to net income of $909,000 - $.15 per share - for 1995's first quarter. 1996 results were negatively affected by after-tax charges of $271,000 - $.04 per share - related to: expenses for permanent removal of fuel distribution pipelines as a result of construction at the San Francisco International Airport, fees and expenses in connection with the proposed holding company reorganization to preserve PSG's tax benefits and the write-down of PSG's investment in U.S. Government securities as a result of recent higher interest rates. Partially offsetting these charges in 1996 is additional after-tax income of $200,000 - $.03 per share - related to the final settlement of PSG's administrative claim in Pan Am's bankruptcy at a higher amount than originally estimated, plus the sale of 747 engine parts from inoperable engines returned by Pan Am related to the two 747 aircraft sold by PSG in 1995.

     1996 first quarter unconsolidated results for the parent company, PSG, which includes the leasing activity, were approximately the same as 1995. The increase in consolidated revenues in 1996 was generated by PS Trading (PST), PSG's fuel sales and distribution subsidiary. These added revenues resulted primarily from increased sales volume by PST's wholesale fuel marketing division. PST 1996 results were positively impacted by higher fuel prices in March, 1996. Excluding the pipeline removal expenses mentioned above, PST's first quarter 1996 results were improved over 1995. Fuel prices have continued to increase in the second quarter of 1996 and PST, as a holder of fuel inventory, is expected to benefit as a result. Statex, PSG's oil and gas production and development subsidiary, recorded higher net income in 1996, principally due to higher oil prices versus 1995.

Usage of tax benefit carryforwards
- ----------------------------------

PSG has significant federal tax net operating loss carryforwards and investment tax credit carryforwards. Certain federal tax regulations could severely limit future usage of these tax benefits. These limitations would apply if there were a "calculated" 50% stock ownership change over a three year period ("ownership change"). The change in ownership calculation, which is complex, is heavily influenced by changes in shares held by owners of 5% or more of PSG stock.
While a 50% stock ownership change over the three year measuring period preceding the date of this press release has not occurred (estimated cumulative change is in excess of 35%), future ownership changes, primarily involving present or future holders of 5% or more of PSG's shares, could result in a "calculated" ownership change. Generally, PSG has no control of purchases or sales by investors who acquire 5% or more of PSG shares. At PSG's 1996 Annual Meeting scheduled to be held on May 28, 1996, stockholders of PSG will have the opportunity to vote on a holding company reorganization transaction that would impose share transfer restrictions designed to help decrease the risk that an "ownership change" will occur. This press release does not constitute an offering of the securities of the proposed new holding company, PS Group Holdings, Inc. Such offering is being made under the federal securities laws only pursuant to the prospectus/proxy statement, dated April 17, 1996, distributed in connection with the 1996 Annual Meeting.

                                PS GROUP, INC.
                         CONSOLIDATED INCOME STATEMENT
                    (In thousands except per share amounts)

                                        Three Months Ended
                                             March 31,
                                        ------------------
                                          1996     1995
                                        --------   -------

 Revenues  ...........................    $50,117  $37,087
 Costs and expenses   ................     48,627   35,523
                                          -------  -------
 Income before taxes  ................      1,490    1,564
 Provision for taxes  ................        619      655
                                          -------  -------

 Net income  .........................        871      909
                                          =======  =======

    Net income per share .............    $   .14  $   .15
                                          =======  =======
 Shares used in determination of
   net income per share ..............      6,068    6,068
                                          =======  =======



          CONTACT: LAWRENCE A. GUSKE, PS GROUP, INC., (619) 642-2982

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